Skiers Palace Breckenridge, CO Fourth Quarter & Full Year 2023 Highlights

To Our Stakeholders, We are pleased to share a review of our fourth quarter and full year 2023 financial results and how we’re positioning Vacasa in 2024 and beyond. 2023 was a pivotal year for the Company. We concentrated on building a better, more efficient business against a dynamic macroeconomic and industry environment. We sharpened our organic sales engine, accelerated product delivery, and improved our cost structure, while facing double-digit percentage declines in gross booking value per home across the industry on a year-over- year basis. 2023 had its challenges, but we made a great deal of progress in the business. In 2023, we made it our mission to improve the homeowner experience. We visited local markets, examining how we care for homes in destinations across the country. We surveyed homeowners, listening to their feedback, and analyzed and updated our internal processes to increase efficiency and enhance the homeowner experience. During 2023, we delivered a number of new technology tools to make our value proposition to homeowners stronger than ever, including the Homecare Dashboard, Click to SMS Tool, and Clean Inspection Tool. We believe these products are significantly improving the homeowner experience, as reflected in owner feedback we’ve received since implementation. In the fourth quarter, we also launched our homeowner communication tool, allowing owners to interact with our teams directly through our mobile apps and via our owner portal. We also introduced our proprietary Market Rates Comparison Tool, which gives our owners insights into how we price stays at their homes and allows them to model certain criteria to see how changes might impact their revenue. As a result of these initiatives and our team's relentless efforts on the homeowner experience, our owner satisfaction scores improved steadily through the second half of the year. 2Fourth Quarter & Full Year 2023

3 Fourth Quarter & Full Year 2023 Review We began 2023 with four critical priorities: • improving execution in local markets and customer support functions; • unlocking the potential of the individual sales approach; • developing the right technology products; and • prioritizing our business needs to drive profitable growth. We spent 2023 improving how we support and operate in our local markets. We implemented many new processes, enabled by technology, creating efficiencies without sacrificing the service level excellence our homeowners and guests expect. During 2023, we rolled out our new field scheduling system designed to optimize one of our most time consuming and expensive tasks – physical visits to homes. The effectiveness of this tool drove improvements in our guest reviews, cleanliness ratings, and net promoter scores in 2023 across all major channels, as well as operational efficiencies that led to significant year-over-year cost savings in the fourth quarter of 2023. Fourth Quarter & Full Year 2023 Skiers Palace Breckenridge, CO

4 Fourth Quarter & Full Year 2023 Review Entering 2023, we moved away from the portfolio acquisition approach toward our individual sales approach, with the goal of improving our ability to consistently and sustainably add desirable homes to our platform over the long term. As part of this shift in strategy, we implemented a number of initiatives to streamline our organic sales processes and strengthen our team. These included re-aligning the sales organization structure to drive more efficiency, re-designing sales incentive plans to better align performance and results, and improving our tools and systems to drive efficiencies in our sales enablement processes and owner and home onboarding, among other initiatives. We also continue to add functionality to our technology platform, prioritizing investments that generate measurable efficiencies in our operations and deliver a better experience for homeowners and guests. During 2023, we launched the homeowner communication, market rates comparison and field scheduling tools. And, in the fourth quarter, we made several other technology-driven improvements, including upgrading our connectivity to Airbnb, expanding the number of channels through which we offer our homes, and introducing additional artificial intelligence tools that improve productivity. Fourth Quarter & Full Year 2023 Skiers Paradise Breckenridge, CO

5 Looking Ahead to 2024 2024 challenges us to maintain momentum and capitalize on the improvements of 2023. The strategic priorities driving our decision making for 2024 are as follows. We will continue to improve and align Vacasa’s product and technology capabilities in service of our owners, our guests, and the people who take care of them. We believe leveraging technology supports a superior experience for, and provides value to, homeowners and guests, while also making our operations more efficient. We will enhance our service offerings, considering and building upon the needs of our owners and our guests. Adding desirable homes to our platform and improving homeowner retention remains critical to our long-term growth strategy, and we expect the individual sales approach to be the primary driver of that growth. The individual sales approach leverages one of our key assets, the relationships our people build with our owners. We continue to prioritize profitability against the backdrop of a persistently dynamic industry environment, coming off the highs of 2021 and 2022. Entering 2024, we must think critically as we allocate resources across the business in order to drive long-term growth. And finally, while we are focused on our long-term growth opportunities, we’re continuing to execute on improving operational effectiveness and efficiencies across the organization. We made significant progress in this area in 2023 driving reductions in our cost structure, and driving efficiencies throughout our business. Fourth Quarter & Full Year 2023

6 Financial Discussion During the fourth quarter of 2023, Gross Booking Value reached $337 million, down 19% compared to the same quarter last year, driven primarily by a 15% year-over-year decrease in Gross Booking Value per Night Sold, as well as a 5% year-over-year decrease in Nights Sold. Revenue, which consists primarily of our commission on the rents we generate for homeowners, the fees we collect from guests, and Revenue from home care solutions provided directly to our homeowners, was $177 million in the fourth quarter, a 19% decrease compared to the same quarter last year. However, our fourth quarter results continue to demonstrate the progress we are making in operating our local markets more efficiently. Our cost of revenue, exclusive of depreciation and amortization, and our operations and support expense, which consists primarily of our local market and customer support costs, each declined by double digit percentages year-over-year in the fourth quarter of 2023, while homes on the platform and Night Sold both declined by 5%, compared to the fourth quarter of 2022. Fourth Quarter & Full Year 2023 Skiers Palace Breckenridge, CO

7 Financial Discussion We continue to demonstrate operating discipline in our central operations, as other operating expenses—including technology and development, sales and marketing, and general and administrative—also declined on a year-over-year basis in the fourth quarter of 2023. Net Loss was $77 million for the fourth quarter of 2023 compared to $302 million for the fourth quarter of 2022. Adjusted EBITDA was negative $55 million for the fourth quarter of 2023, compared to negative $49 million in the same period last year, despite a $41 million decline in Revenue year-over-year. For the full year 2023, Net Loss was $528 million (including the effect of a goodwill impairment charge of $411 million), compared to $332 million (including the effect of a goodwill impairment charge of $244 million) for 2022. Adjusted EBITDA for 2023 was $24 million, compared to negative $27 million for 2022, an improvement of over $50 million year-over-year. We finished 2023 with approximately 42,000 homes, down 5% year-over-year, reflecting the churn dynamic that we and the broader industry have been experiencing over the last few quarters. Fourth Quarter & Full Year 2023 Skiers Paradise Breckenridge, CO

8 Outlook 2024 is off to a difficult start. The short term rental industry continues to adjust to softening demand for domestic, non-urban vacation rentals, as well as increases in supply of short term rental units. As a result, we are experiencing continued bookings variability, and our expectation for average Gross Booking Value per home continues to be challenged, at least in the first half of 2024. Given these dynamics, as well as continued elevated churn, there are a wide range of potential outcomes for 2024. However, we intend to continue to aggressively manage our cost structure and to prioritize adjusted EBITDA profitability, as well as positive free cash flow. Fourth Quarter & Full Year 2023 Skiers Palace Breckenridge, CO

9 Closing We will host a call on February 28, 2024, at 2:00 p.m. PT / 5:00 p.m. ET to discuss these results in more detail. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year, shortly after the webcast concludes. We would like to thank our employees for all their efforts this past quarter, and especially the dedication and hard work of all our colleagues in our local markets serving our guests and homeowners. We would also like to thank our homeowners for trusting us with their homes. We look forward to updating you on our continued progress. Sincerely, Rob Greyber, CEO Bruce Schuman, CFO Fourth Quarter & Full Year 2023

Condensed Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Revenue	$177,440	$218,158	$1,117,950	$1,187,950
Operating costs and expenses:				
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	102,605	116,397	519,651	564,373
Operations and support(1)	58,044	67,719	245,706	264,068
Technology and development(1)	14,900	15,851	60,800	68,344
Sales and marketing(1)	40,710	50,258	212,269	247,167
General and administrative(1)	20,210	24,138	81,612	107,624
Depreciation	5,760	5,030	21,357	21,706
Amortization of intangible assets	10,747	15,858	56,890	61,629
Impairment of long-lived assets	-	-	46,000	-
Impairment of goodwill	-	243,991	411,000	243,991
Total operating costs and expenses	252,976	539,242	1,655,285	1,578,902
Loss from operations	(75,536)	(321,084)	(537,335)	(390,952)
Interest income	999	771	7,021	1,991
Interest expense	(574)	(619)	(2,447)	(2,576)
Other income, net	518	18,911	6,115	60,410
Loss before income taxes	(74,593)	(302,021)	(526,646)	(331,127)
Income tax benefit (expense)	(1,927)	51	(1,586)	(1,022)
Net loss	($76,520)	($301,970)	($528,232)	($332,149)
Less: Net loss attributable to redeemable noncontrolling interests	(32,922)	(138,787)	(229,529)	(154,251)
Net loss attributable to Class A Common Stockholders	($43,598)	($163,183)	($298,703)	($177,898)
Net loss per share of Class A Common Stock(2):				
Basic and diluted	($3.48)	($13.95)	($24.48)	($15.92)
Weighted-average shares of Class A Common Stock used to compute net loss per share(2):				
Basic and diluted	12,529	11,697	12,202	11,171

(1) Includes equity-based compensation expense as follows:				
Cost of revenue	$14	$183	$105	$1,025
Operations and support	341	1,086	1,458	5,931
Technology and development	653	461	2,203	5,733
Sales and marketing	431	678	2,435	5,554
General and administrative	2,098	3,402	9,341	15,927
Total equity-based compensation expense	$3,537	$5,810	$15,542	$34,170

(2) All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company's Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023.

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11 Condensed Consolidated Balance Sheets (in thousands, unaudited) As of December 31, As of December 31, 2023 2022 Assets Current assets: Cash and cash equivalents $88,049 $157,810 Restricted cash 137,788 161,850 Accounts receivable, net 14,242 17,204 Prepaid expenses and other current assets 25,766 44,499 Total current assets 265,845 381,363 Property and equipment, net 56,717 65,543 Intangible assets, net 114,464 214,851 Goodwill 171,879 585,205 Other long-term assets 54,643 58,622 Total assets $663,548 $1,305,584 Liabilities, Temporary Equity, and Equity Current liabilities: Accounts payable $30,353 $35,383 Funds payable to owners 178,670 228,758 Hospitality and sales taxes payable 45,179 52,217 Deferred revenue 105,217 124,969 Future stay credits 584 3,369 Accrued expenses and other current liabilities 62,820 85,833 Total current liabilities 422,823 530,529 Long-term debt, net of current portion - 125 Other long-term liabilities 33,079 54,987 Total liabilities $455,902 $585,641 Redeemable noncontrolling interests 76,593 306,943 Equity: Class A Common Stock(1)(2) 3 2 Class B Common Stock(2) 2 2 Additional paid-in capital 1,372,618 1,355,141 Accumulated deficit (1,240,850) (942,147) Accumulated other comprehensive income (loss) (720) 2 Total equity 131,053 413,000 Total liabilities, temporary equity, and equity $663,548 $1,305,584 (1) As of December 31, 2023, we had approximately 12.7 million shares of Class A Common Stock outstanding, which excludes up to approximately 11.2 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows: • approximately 9.3 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith); • approximately 1.1 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units; • approximately 0.2 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options; • approximately 0.2 million shares issuable under our employee stock purchase plan; • fewer than 0.1 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and • up to approximately 0.4 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock. (2) All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company’s Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023. Fourth Quarter & Full Year 2023

12 Condensed Consolidated Statement of Cash Flows (in thousands, unaudited) Twelve Months Ended December 31, 2023 2022 Cash from operating activities: Net loss ($528,232) ($332,149) Adjustments to reconcile net loss to net cash used in operating activities: Credit loss expense 4,979 5,409 Depreciation 21,357 21,706 Amortization of intangible assets 56,890 61,629 Impairment of long-lived assets 46,000 - Impairment of goodwill 411,000 243,991 Impairment of right-of-use assets 4,240 - Future stay credit breakage (1,537) (15,993) Reduction in the carrying amount of right-of-use assets 10,382 12,589 Deferred income taxes 1,017 (2,082) Other gains and losses (984) 2,186 Fair value adjustment on derivative liabilities (4,571) (56,437) Non-cash interest expense 215 216 Equity-based compensation expense 15,542 34,170 Change in operating assets and liabilities, net of assets acquired and liabilities assumed: Accounts receivable (2,082) 83,152 Prepaid expenses and other assets 13,310 (42,660) Accounts payable (4,963) (6,639) Funds payable to owners (50,474) (34,636) Hospitality and sales taxes payable (7,130) (3,430) Deferred revenue and future stay credits (21,000) (17,162) Operating lease obligations (10,706) (10,722) Accrued expenses and other liabilities (4,960) 4,955 Net cash used in operating activities (51,707) (51,907) Cash from investing activities: Purchases of property and equipment (5,269) (8,810) Cash paid for internally developed software (7,434) (9,821) Cash paid for business combinations, net of cash and restricted cash acquired (664) (89,544) Net cash used in investing activities (13,367) (108,175) Cash from financing activities: Payments of Reverse Recapitalization costs - (459) Cash paid for business combinations (23,409) (37,993) Payments of long-term debt (250) (250) Proceeds from exercise of stock options 388 213 Proceeds from Employee Stock Purchase Program 1,168 1,492 Proceeds from borrowings on revolving credit facility 2,000 6,000 Repayment of borrowings on revolving credit facility (2,000) (6,000) Repayment of financed insurance premiums (5,490) (307) Other financing activities (459) (1,763) Net cash used in financing activities (28,052) (39,067) Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash (697) (327) Net decrease in cash, cash equivalents and restricted cash (93,823) (199,476) Cash, cash equivalents and restricted cash, beginning of period 319,660 519,136 Cash, cash equivalents and restricted cash, end of period $225,837 $319,660 Fourth Quarter & Full Year 2023

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Gross Booking Value ("GBV")(1)	$336,947	$415,629	$2,310,696	$2,555,195
Nights Sold(2)	1,092	1,144	6,260	6,195
GBV per Night Sold(3)	$309	$363	$369	$412

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests in homes hosted on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Net loss	($76,520)	($301,970)	($528,232)	($332,149)
Add back:				
Depreciation and amortization of intangible assets	16,507	20,888	78,247	83,335
Impairment of long-lived assets	-	-	46,000	-
Impairment of goodwill	-	243,991	411,000	243,991
Interest income	(999)	(771)	(7,021)	(1,991)
Interest expense	574	619	2,447	2,576
Other income (expense), net	(518)	(18,911)	(6,115)	(60,410)
Income tax benefit (expense)	1,927	(51)	1,586	1,022
Equity-based compensation	3,537	5,810	15,542	34,170
Business combination costs(1)	60	60	239	601
Restructuring costs(2)	492	1,379	9,818	1,379
Adjusted EBITDA	($54,940)	($48,956)	$23,511	($27,476)

(1) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027. In 2022, these costs also included third-party costs associated with our Reverse Recapitalization.

(2) Represents costs associated with a workforce reduction and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

Fourth Quarter & Full Year 2023 | 13

Reconciliations of Other Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	2022	2023	2022
Cost of revenue	$102,605	$116,397	$519,651	$564,373
Less: equity-based compensation	(14)	(183)	(105)	(1,025)
Less: restructuring(1)	3	(45)	(661)	(45)
Non-GAAP cost of revenue	$102,594	$116,169	$518,885	$563,303
Operations and support	$58,044	$67,719	$245,706	$264,068
Less: equity-based compensation	(341)	(1,086)	(1,458)	(5,931)
Less: restructuring(1)	15	(382)	(1,807)	(382)
Non-GAAP operations and support	$57,718	$66,251	$242,441	$257,755
Technology and development	$14,900	$15,851	$60,800	$68,344
Less: equity-based compensation	(653)	(461)	(2,203)	(5,733)
Less: restructuring(1)	-	(327)	(233)	(327)
Non-GAAP technology and development	$14,247	$15,063	$58,364	$62,284
Sales and marketing	$40,710	$50,258	$212,269	$247,167
Less: equity-based compensation	(431)	(678)	(2,435)	(5,554)
Less: restructuring(1)	9	(487)	(1,735)	(487)
Non-GAAP sales and marketing	$40,288	$49,093	$208,099	$241,126
General and administrative	$20,210	$24,138	$81,612	$107,624
Less: equity-based compensation	(2,098)	(3,402)	(9,341)	(15,927)
Less: business combination costs(2)	(60)	(60)	(239)	(601)
Less: restructuring(1)	(519)	(138)	(5,382)	(138)
Non-GAAP general and administrative	$17,533	$20,538	$66,650	$90,958

(1) Represents costs associated with a workforce reduction and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

(2) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027. In 2022, these costs also included third-party costs associated with our Reverse Recapitalization.

Fourth Quarter & Full Year 2023 | 14

15 About Vacasa Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes in hundreds of destinations across the United States, and in Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo. For more information, visit https://investors.vacasa.com. Fourth Quarter & Full Year 2023

Forward Looking Statements Certain statements made in this letter are considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward- looking statements reflect Vacasa’s current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from Vacasa’s expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa’s ability to achieve profitability; Vacasa’s ability to grow its business; Vacasa’s ability to compete in its industry; Vacasa’s ability to attract and retain homeowners and guests; Vacasa’s ability to provide high-quality customer service; Vacasa’s ability to develop new or enhanced offerings and services; Vacasa’s ability to cost-effectively drive traffic to its platform; Vacasa’s ability to maintain and enhance its brand and reputation, and avoid negative publicity that could damages its brand; the safety of Vacasa’s platform; Vacasa’s ability to manage its international operations; Vacasa’s ability to raise additional capital or generate the significant capital necessary to expand its operations and invest in new offerings; Vacasa’s ability to attract and retain capable management and employees; increased personnel costs or labor shortages; declines or disruptions to the travel and hospitality industries or general economic downturns; the effects of seasonal and other trends on Vacasa’s results of operations; any future impairment of Vacasa’s long-lived assets or goodwill; significant fluctuations in Vacasa’s results of operations from quarter to quarter and year to year as a result of seasonality and other factors; Vacasa’s ability to manage funds held on behalf of customers; Vacasa’s expectations regarding our tax liabilities and the adequacy of our reserves; any undetected errors on Vacasa’s platform; Vacasa’s ability to adapt to changes in technology and the evolving demands of homeowners and guests; Vacasa’s ability to protect its intellectual property and its data; Vacasa’s use of “open source” software; Vacasa’s use of artificial intelligence in its business; and Vacasa’s ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding the impact of various laws, regulations and restrictions that relate to its business. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Vacasa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, each as filed with the Securities and Exchange Commission (the “SEC”), as well as its other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. 16Fourth Quarter & Full Year 2023

Use of Non-GAAP Financial Measures This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. Adjusted EBITDA is defined as net loss excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity- based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs, including workforce reduction costs and certain right-of-use asset impairment costs. We calculate each of Non-GAAP costs of revenue, Non- GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of equity-based awards, one-time costs related to strategic business combinations, and restructuring costs. We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and/or renders comparisons with prior periods less meaningful. The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting. The Non-GAAP Financial Measures have significant limitations as analytical tools, including that: • these measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; • these measures do not reflect changes in, or cash requirements for, our working capital needs; • Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt; • these measures exclude equity-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA and Non-GAAP general and administrative expense do not include non-recurring costs related to strategic business combinations; • these measures do not reflect restructuring costs, including certain right-of-use asset impairment costs; • these measures do not reflect our tax expense or the cash required to pay our taxes; and • with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements. The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net loss, operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future, we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items, and these Non-GAAP measures may be different from similarly titled metrics or measures presented by other companies. Our guidance may also include Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material. 17Fourth Quarter & Full Year 2023

Key Business Metrics Definitions We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold. GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Changes in GBV reflect our ability to add homes by attracting homeowners through our individual sales approach, and through portfolio transactions or strategic acquisitions, to retain homeowners and guests, and to optimize the availability and utilization of the homes on our platform. Changes in GBV also reflect changes in the pricing of rents, fees, and estimated taxes paid by guests. Changes in utilization of the homes on our platform and pricing of those homes are generally reflective of changes in guest demand. We define Nights Sold as the total number of nights stayed by guests in homes hosted on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel more during the peak summer travel season. GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold, and these two variables are managed in concert with one another. 18Fourth Quarter & Full Year 2023